Exhibit 23




               Consent of Independent Certified Public Accountants

The Board of Directors
Quipp, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-06355 and 333-75085) of Quipp, Inc. of our report dated January 31, 2003, relating to the consolidated balance sheets of Quipp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 Annual Report on Form 10-K of Quipp, Inc.


/s/ KPMG LLP
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Fort Lauderdale, Florida
March 14, 2003